Exhibit 10.2

NEXT GENERATION ENERGY CORPORATION

PROMISSORY NOTE

U.S. $ 250,000.00	Date: March 22, 2011

FOR VALUE RECEIVED, the undersigned, Next Generation Energy Corporation, a corporation formed under the laws of the State of Nevada (the “Maker”), promises to PAY TO THE ORDER OF Joel Sens (the “Holder”) the principal sum of Two Hundred and Fifty Thousand Dollars and No Cents (U.S. $250,000.00).  Unpaid principal shall bear simple interest at the rate of six percent (6.00%) per annum.  Accrued interest shall be paid annually on or before the last day of each calendar year.  All principal and any accrued interest shall be paid in full by March 21, 2016 (the “Maturity Date”), subject to the conditions set forth in this promissory note (this “Note”).

If any of the payments are not made in full on the due date, the whole indebtedness remaining unpaid, shall at the option of the Holder, become immediately due, and payable and collectable, and while in default, this Note shall bear interest at the rate of ten percent (10.00%) per annum.  The Maker waives demand, protest and notice of maturity, non-payment or protest and all requirements necessary to hold the Maker liable.

Any payment due hereunder shall be deemed to be late ten (10) days after it is due. There shall be no penalty for prepayment.

This Note shall be governed and controlled by the internal laws of the Commonwealth of Virginia, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

NEXT GENERATION ENERGY CORP, a Nevada corporation:
By: ______________________________ Darryl Reed, Chief Executive Officer